UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:
[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1	Amount previously paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Enterprise Financial Services Corp will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 29, 2019, at 5:00 p.m. local Central time, for the following purposes:

1. The election of 12 directors to hold office until the next annual meeting of stockholders or until their successors are elected and have qualified.
2. Proposal A, approval of an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock.
3. Proposal B, approval of an amendment to the Enterprise Financial Services Corp Stock Plan for Non-Management Directors to increase the number of shares available for award under the plan.
4. Proposal C, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
5. Proposal D, an advisory (non-binding) vote to approve our executive compensation.

The Board of Directors has fixed the close of business on April 1, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have four options for voting your shares:
1. vote via the internet,
2. vote via the telephone,
3. vote in person, or
4. complete and return the proxy card sent to you.

For internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. If you wish to attend the meeting in person, please follow the instructions that follow under the heading “Questions about the meeting and these proxy materials - What should I do if I plan to attend the meeting in person.”

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary
Clayton, Missouri
April 17, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held on May 29, 2019:

This proxy statement and our 2018 Annual Report to Stockholders are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2019 annual meeting of stockholders or any adjournment or postponement thereof. The meeting will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 29, 2019 at 5:00 p.m. local Central time.

This Proxy Statement and the proxy card were first provided to stockholders on or about April 17, 2019.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1. The election of 12 directors to hold office until the next annual meeting of stockholders or until their successors are elected and have qualified.
2. Proposal A, approval of an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of our common shares.
3. Proposal B, an amendment to the Enterprise Financial Services Corp Stock Plan for Non-Management Directors to increase the number of shares available for award under the plan.
4. Proposal C, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
5. Proposal D, an advisory (non-binding) vote to approve our executive compensation.

How does the Board recommend that I vote?
The Board recommends that you vote:

•	FOR the election of 12 directors nominated by our board and named in this proxy statement;

•	FOR the approval of the each of Proposals A and B;

•	FOR the ratification of the appointment of Deloitte & Touche LLP under Proposal C; and

•	FOR the approval, on an advisory basis, of Proposal D.

Who can vote at the meeting? The Board has set April 1, 2019 as the Record Date for the annual meeting. All stockholders who owned our common stock at the close of business on the Record Date may vote at the annual meeting. On the Record Date, there were 26,877,800 shares of common stock outstanding. Shares held as of the Record Date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote in person at the meeting. If your shares are held in “street name,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions.

If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Internet Availability of Proxy Solicitation and Other Annual Meeting Materials. We are furnishing proxy materials to some of our stockholders via the internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials instructs stockholders that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the internet. Stockholders may then access these materials and vote over the internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We will begin mailing the required Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April 17, 2019. The proxy materials will be posted on the internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. The Notice will also include instructions on how to access and review the proxy materials online, how to vote your shares over the internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the stockholder of record, you may revoke your proxy at any time before the annual meeting of stockholders by:

•	entering a new vote by internet or telephone;

•	returning a later-dated proxy card;

•	sending written notice of revocation to the Corporate Secretary of the Company; or

•	attending the annual meeting and voting by ballot.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of common stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting which are not properly revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board’s director nominees and FOR approval of Proposals A, B, C and D.

How many votes are required to elect each director? A plurality of votes cast at the annual meeting is required for the election of each director, which effectively means that the 12 persons receiving the most votes will be elected as directors. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your shares will not be voted with respect to those nominees indicated; however, your shares will be counted for purposes of determining whether there is a quorum. There is no cumulative voting for our directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to submit his or her resignation to the Board. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a majority has been cast in favor of a nominee. If you cast a “withheld” vote, your vote will have a similar effect as a vote against that director nominee under our majority voting policy for directors. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

How many votes are required to adopt the other proposals?
Each outstanding share of our common stock as of the Record Date is entitled to one vote on each proposal at the 2019 annual meeting.

If there is a quorum at the 2019 annual meeting, the matters, other than the election of directors, to be voted upon by the stockholders require the following votes for such matter to be approved:

•
Proposal A, Increase in Authorized Shares under Certificate of Incorporation. The affirmative vote of holders of at least a majority of our outstanding shares is required to approve the amendment to the Certificate of Incorporation to increase our outstanding shares of common stock from 30,000,000 to 45,000,000 shares.

•
Proposal B, Increase in Authorized Shares under Stock Plan for Non-Management Directors. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2019 annual meeting is required to approve the amendment to the Non-Management Director Plan, as amended, to, among other things, provide for the addition of 100,000 shares to cover awards under the Non-Management Director Plan. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

•
Proposal C, Ratification of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2019 annual meeting is required for the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for year ending December 31, 2019. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.

•
Proposal D, Advisory Vote on Approval of Named Executive Officer Compensation. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2019 annual meeting is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal C, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. All of the matters on which stockholders will be asked to vote on at the 2019 annual meeting, with the exception of Proposal C, the ratification of the appointment of our independent registered public accounting firm, are “non-routine” matters.

Unless otherwise specified above, shares represented by proxies that are marked “abstain” with respect to any other matter to be voted upon at the 2019 annual meeting will have the effect of a negative vote.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (“Savings Plan”), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your stock in the same manner as other stockholders, i.e., by submitting your voting instructions by telephone or through the internet or by requesting a proxy card to sign and return. Please see the Notice we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock held in the Savings Plan must be returned by 11:59 p.m. Eastern Time on May 23, 2019.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the election as directors of the nominees described in this Proxy Statement, as well as in favor of proposals A, B, C, and D. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal C, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, the election of directors and Proposals A, B and D are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The uninstructed shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”

Abstentions and broker “non-votes” (assuming a quorum is present) will have the same effect as a vote against the approval of Proposal A. Abstentions and broker “non-votes” (assuming a quorum is present) will have no effect on Proposal B, C or D. Votes withheld and broker “non-votes” with respect to the election of any nominee for director will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the votes cast; however, such votes will be considered to have a similar effect as a vote against those director nominees under our majority voting policy.

What should I do if I plan to attend the meeting in person? If you plan to attend the meeting in person, in order to ensure the safety of all of our attendees, we are implementing certain attendance and security procedures. To gain admittance to the meeting, we ask that you present both of the following: (1) a valid government-issued photo identification, such as a driver’s license or passport, and (2) proof of your ownership of shares of Company stock as of the Record Date (April 1, 2019). Acceptable proof of ownership may include: a copy of the proxy card for the 2019 annual meeting with your name on it or an account statement that indicates your ownership as of the Record Date. If you hold your shares in “street name” through a brokerage account, acceptable proof of ownership may include a recent brokerage statement, a letter from the broker confirming your ownership of the shares, or a proxy executed in your favor from your broker (should you also wish to vote your shares at the meeting). No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.
Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by mailing proxy materials to the beneficial owners of common stock as of the Record Date.

________________________

The date of this Proxy Statement is April 17, 2019.

ELECTION OF DIRECTORS

The Board, upon recommendations of its Nominating and Governance Committee, has nominated for election the 12 persons named below. It is intended that proxies solicited will be voted for such nominees. There is no cumulative voting for our directors. The Board believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of stockholders after the later of: reaching age 72 or the fourth anniversary of the director’s initial election to the Board, and may not stand for election or re-election thereafter. However, a director need not retire and may stand for re-election if the Board, by unanimous vote, approves a waiver for such director, provided that any such waiver must be renewed annually and no waiver will be made or renewed for any director after reaching the age of 75.

The following biographical information is furnished with respect to each member of the Board, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted in the director biographies below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any investment company registered under the Investment Company Act of 1940, as amended. Other than Mr. Lally, all of our director nominees have been determined to be independent as defined in Rule 5605(a)(2) of the NASDAQ stock market. In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, stockholder, officer or employee of an organization that has a relationship with the Company. They may also include relationships where a family member of a director is a partner, member, stockholder or officer of an organization that is a competitor of, or has a relationship with, the Company.

Name of Nominee	Age	Director Since
Michael A. DeCola	65	2007
James F. Deutsch	63	2019
John S. Eulich	68	2010
Robert E. Guest, Jr.	64	2002
James M. Havel	64	2014
Judith S. Heeter	69	2012
Michael R. Holmes	60	2015
Nevada A. Kent, IV	63	2017
James B. Lally	51	2017
Anthony R. Scavuzzo	37	2019
Eloise E. Schmitz	53	2017
Sandra A. Van Trease	58	2005

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Michael A. DeCola has been the Vice Chairman of HBM Holdings Company (“HBM”) since February 2019 having previously served as the Chief Executive Officer from September 2018 to February 2019 and President of HBM from January 2014 to September 2018. Mr. DeCola serves as Chairperson of the Board of Mississippi Lime Company, a portfolio company of HBM. Mr. DeCola was previously the Chairperson of the St. Louis Regional Business Council. Mr. DeCola served as the Chairperson of the United Way of Greater St. Louis until January 2018, and sits on the board of St. Louis Sports Commission. He brings to the Board extensive executive business experience and connections within the St. Louis business community.

James F. Deutsch has been a managing partner at Patriot Financial Partners, L.P. (“Patriot”), a private equity firm focused on investing in community banks, thrifts and financial services related companies throughout the United States, since 2012. Mr. Deutsch currently serves on the boards of directors of MBT Financial Corp. (NASDAQ: MBTF) and Pacific Mercantile Bancorp (NASDAQ: PMBD). Mr. Deutsch previously served on the Trinity Capital Corp (OTC: TRIN) (“Trinity”) board of directors from January 2017 until it was acquired by the Company in March 2019. Mr. Deutsch was designated as a director of EFSC in connection with the merger of Trinity with and into EFSC that was completed on March 8, 2019. Patriot’s fund, Patriot Financial Partners II, L.P. beneficially owns 996,384 shares of the Company’s common stock as of the Record Date. Mr. Deutsch also currently serves on the boards of First Bancshares of Texas, Inc., Atlantic Community Bankers Bank and Bannockburn Global Forex LLC. He also has served on numerous not-for-profit companies including his current post as president-elect for the Minsi Trails Council of the Boy Scouts of America. Mr. Deutsch has a B.S. in Finance and a M.B.A. from Lehigh University. Mr. Deutsch has experience in financial services and a perspective as both an investor and operator of banks. He has over 35 years of banking experience and brings a breadth of knowledge to the Board in investment banking, commercial lending and corporate finance.

John S. Eulich was the Chairperson and CEO of Aspeq Holdings, Inc. (d/b/a INDEECO), a manufacturing company, from 2005 through 2015. Mr. Eulich was a director of LMI Aerospace, Inc. (NASDAQ: LMIA) from 2005 until the company was sold in 2017. He served as Chairperson of the Corporate Governance and Nominating Committee, and was a member of LMIA’s Audit Committee and Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and is familiar with the needs of privately-held businesses. He brings to the Board his network of connections within the St. Louis community.

Robert E. Guest, Jr. has been a partner at the Affinity Law Group since 2007. Prior to that, Mr. Guest was a partner at Doster, Mickes, James, Ullom, Benson, & Guest LLC, a law firm. Mr. Guest brings significant legal experience in commercial activities and in merger and acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

James M. Havel served as Executive Vice President and Chief Financial Officer of Express Scripts Holding Company (NASDAQ: ESRX), a Fortune 25 Pharmacy Benefits Management Company from October 2017 through his retirement effective January 2019. Prior to 2017 and continuing after his retirement from Express Scripts, Mr. Havel is an independent consultant with Havel Associates, LLC. From April 2016 through November 2016, Mr. Havel served as Chief Operating Officer of Vatterott Education Centers, a privately-held post-secondary trade school. From January 2015 through March 2016, Mr. Havel served as a financial executive with Express Scripts Holding Company. Beginning in April 2011 through December 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings, a prominent St. Louis-based wholesaler of premium wine and spirits, craft beer and non-alcoholic beverages. As an independent consultant, Mr. Havel has advised public and private companies on acquisitions and strategic planning. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. He brings extensive financial experience in both public and private company environments to the Board. Mr. Havel’s public accounting background also provides him with insight into the broad range of businesses and industries the Company serves.

Judith S. Heeter serves as the President of Pathfinder Consulting, LLC, a consulting company based in Mission Hills, Kansas which she founded in February 2011. Ms. Heeter is a member of the Board of Directors of Missouri Employers Mutual Insurance Company, having previously served as Chairperson from 2011 to 2016. She also serves on several non-public boards in the Kansas City metro area. Ms. Heeter brings a variety of executive and legal experience to the Board, including having practiced law for over 30 years. She is experienced in negotiating and implementing strategic business transactions and reorganizations, and she is a Governance Fellow, certified by the National Association of Corporate Directors. She also has a significant business network within the Kansas City community.

Michael R. Holmes has served as Chairperson of the Board for Rx Outreach, Inc., since February 2016. Rx Outreach, Inc. is a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across the United States. Previously, he served as President of Rx Outreach, Inc. from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Mr. Holmes has broad public company senior management experience as well as consumer, financial and investment expertise. Mr. Holmes also brings to the Board a valuable perspective on community engagement and underserved markets.

Nevada A. Kent, IV has been an Adjunct Professor of Accounting at Washington University since August 2012. Previously, Mr. Kent worked with Pricewaterhouse Coopers, LLP as Market Managing Partner from July 2004 through June 2012, and Partner from August 1977 through June 2004, performing audit engagements, merger and acquisition engagements, litigation support, and security offerings. Mr. Kent has over 35 years of auditing experience, including involvement in supervisor roles, and brings his extensive finance and accounting insight to the Board.

James B. Lally joined the Company in 2003 as senior vice president and was named president of the Bank’s Clayton unit in 2008. In 2011, he was appointed President of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Mr. Lally was named Executive Vice President of EFSC, with responsibility for the Company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Mr. Lally was named President of EFSC in August 2016 and subsequently became EFSC CEO in May 2017. Prior to EFSC, Mr. Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis. Mr. Lally has over 20 years of public banking experience and brings deep knowledge of the Bank and its business.

Anthony R. Scavuzzo is a principal at Castle Creek Capital LLC and joined the firm in 2009. Mr. Scavuzzo currently serves on the boards of directors of Guaranty Federal Bancshares, Inc. (NASDAQ: GFED), MBT Financial Corp. (NASDAQ MBTF), Blue Valley Ban Corp. (OTCQX: BVBC) and SouthCrest Financial Group, Inc. (OTC Pink: SGSC). Mr. Scavuzzo also currently serves on the boards of directors of the following private banking institutions: First Bancshares of Texas, Inc., and Lincoln Bancshares Inc. Mr. Scavuzzo also previously served as a member of the Board of Directors of Trinity Capital Corp (OTC: TRIN) until it was acquired by the Company in March 2019. Castle Creek beneficially owns 996,385 shares of the Company’s common stock as of the Record Date. Prior to joining Castle Creek Capital, LLC, Mr. Scavuzzo worked in an operating role for the Chief Executive Officer at MBT Financial Bank where he was responsible for evaluation of merger and acquisition opportunities and capital investment strategy. Mr. Scavuzzo was formerly Treasurer and member of the Board of Directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. Mr. Scavuzzo holds a MBA in Finance, Accounting and Entrepreneurship from the University of Chicago, Booth School of Business. Mr. Scavuzzo brings his many years of extensive experience with multiple financial institutions to the Board.

Eloise E. Schmitz is the co-founder and has been principal of LoanNEX in St. Louis, a residential mortgage platform of products and services including tools for trading loans, portfolio review and management, and market risk return analytics since 2011. She has also served as President of Adreon Investments, an investment and management company for three independent restaurants in St. Louis and Indianapolis, since 2002. Ms. Schmitz’ experience in corporate banking and financial analysis makes her a valuable member of our Board and its committees.

Sandra A. Van Trease, a Certified Public Accountant, has been the Group President of BJC HealthCare, a not-for-profit operator of hospitals and the largest healthcare institution in the St. Louis area since 2004. Ms. Van Trease was previously a director and Audit Committee chair for Peabody Energy (NYSE:BTU) from 2002 to 2017. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company boards and strong community service make her a valued adviser and highly qualified to serve on our Board and its committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board has determined that having an independent director serve as Chairperson of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Director Eulich is the current Chairperson of the Board and has held that position since May 2016.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All committee members are appointed by the Board on recommendation of the Nominating and Governance Committee. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules.

The Board met nine times in 2018. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2018. The Company’s Board periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairperson of the Board.

While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. All of the then serving members of the Board attended the 2018 annual meeting of shareholders.

DIVERSITY

The Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for our stockholders. A Board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Company’s Board prioritizes diversity in gender, ethnic background, and professional experience when considering candidates for director as part of its commitment to diversity. At present, 28% of our Board is diverse from a gender, race or ethnic perspective. In addition, the Company is committed to a culture of inclusiveness, equality and diversity at all levels of the Company’s workforce, offering a supportive and understanding environment designed to assist all individuals in realizing their maximum potential, regardless of their differences. Our goal is to ensure that, in carrying out our activities, we promote equality of opportunity and good relations between people of diverse backgrounds, and avoid unlawful discrimination. As of December 31, 2018, more than 28% of our executive officers, and more than 48% of our leadership team were diverse from a gender, race or ethnic perspective.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2018.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total Annual Compensation
John Q. Arnold (1)	$13,341	$70,009	$83,350
Michael A. DeCola	19,432	34,318	53,750
John S. Eulich	7,648	100,852	108,500
Robert E. Guest, Jr.	36,876	28,824	65,700
James M. Havel	45	55,205	55,250
Judith S. Heeter	2,100	57,650	59,750
Michael R. Holmes	79	63,671	63,750
Nevada A. Kent	27,695	27,555	55,250
Michael T. Normile (2)	29,441	27,309	56,750
Eloise Schmitz	29,950	27,800	57,750
Sandra A. Van Trease	81	61,419	61,500

(a) Includes fractional shares paid in cash.
(b) The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation, disregarding estimates of forfeitures of stock grants. For more information, please refer to Note 15-Compensation Plans included in the Company’s 2018 Consolidated Financial Statements on Form 10-K filed with the Securities Exchange Commission on February 22, 2019.

(1) Pursuant to the company’s retirement policy, Mr. Arnold will retire from the Board effective as of the date of the 2019 annual meeting and is ineligible to stand for re-election.
(2) As previously reported, on March 18, 2019, Mr. Normile notified the Chairperson of the Nominating and Governance Committee that he will not stand for re-election and will retire from the Board effective as of the date of the 2019 Annual Meeting.

In 2018, non-employee directors received a $45,000 annual retainer, with Mr. Eulich receiving an $100,000 retainer for his service as chairperson of the Board and Executive Committee. Annual retainers are paid in July of each year for the upcoming 12 month period. The above table includes the portion of the retainer paid in July of 2017 for January through June of 2018 and the portion of retainer paid in July of 2018 for July through December 2018. Additionally, members receive $1,250 per board meeting attended. For committee service, the Chairpersons received an additional retainer as follows: Audit Committee - $10,000, Compensation Committee - $8,000, Risk Committee - $8,000 and Nominating and Governance Committee - $6,000. Non-Chairperson committee members receive $1,000 per committee meeting attended.

Directors also receive attendance fees and retainers for service on the Bank’s board of directors and for representing EFSC’s Board on other committees and advisory boards. For their services on the Bank’s board of directors, Mr. Arnold received $9,262 in cash and $10,338 in stock and Mr. Eulich received $7,631 in cash and $8,369 in stock. Additionally, for services on advisory boards, Mr. Guest received $7,950 in cash and Ms. Heeter, Mr. Normile, and Ms. Schmitz each received $2,000 in cash.

Generally, non-employee directors receive 50% of their retainer or meeting fees in shares, unless a non-employee director elects, prior to June 30 of an applicable year, to receive 100% of such director’s retainer and meeting fees in shares. Any election to receive 100% of the retainer and meeting fees in shares will remain in effect until revoked by the non-employee director. The number of shares received by the non-employee director depends on the fair market value of the Company’s common stock on the date of grant. Shares are granted on the date that the cash retainer or meeting fees would otherwise have been paid. Shares are fully vested upon grant.

The Company has entered into Corporate Governance Agreements with each of Patriot and Castle Creek, and each of their officers that are serving as Company directors, James F. Deutsch and Anthony R. Scavuzzo, respectively (collectively, the “Corporate Governance Agreements”). Pursuant to the Corporate Governance Agreements, the Company will pay all director compensation, committee fees, expenses and benefits in cash to each of Patriot and Castle Creek, or each entity’s designated affiliates, and not to Messrs. Deutsch and Scavuzzo individually. For additional information on the Corporate Governance Agreements, see Related Person Transactions/Section 16(a) Beneficial Ownership Reporting.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board in the management of the business and affairs of the Company when the full Board is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the Executive Committee are reported at the next regular Board meeting. In 2018, the committee met one time.

All members of the Executive Committee meet the NASDAQ independence standards. The Committee consists of six members: Directors Eulich, (Committee Chairperson), Arnold, Guest, Heeter, Holmes, and Van Trease.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous “whistleblower” reporting system. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, the Company’s independent auditors, and management. The Audit Committee Chairperson periodically meets between formal committee meetings with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, and the Company’s independent auditors. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the NASDAQ independence standards and meet the additional requirements applicable to Audit Committee members. In 2018, the Audit Committee consisted of Directors Van Trease (Committee Chairperson), Arnold, Havel, Kent, Normile, and Schmidt. Mr. Arnold retired from the Committee in February 2018. The Audit Committee met five times in 2018.

The Board has determined that Directors Havel, Kent, and Van Trease satisfy the requirements of an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, nor have they been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, nor have they been for the past three years, an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by the Company’s independent auditors of the services covered by the audit fees is compatible with maintaining its independence and has concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 42 of this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the annual meeting. The charter for the Nominating and Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The committee also recommends membership on Board committees, reviews and assesses the Company’s governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Nominating and Governance committee meet the NASDAQ independence standards. Nominating and Governance Committee members for 2018 were Directors Heeter (Committee Chairperson), Arnold, Guest, Havel, and Holmes. The committee met six times in 2018.

The Nominating and Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, stockholders and other persons. Suggestions for nominees from stockholders are evaluated in the same manner as other nominees. Any stockholder nomination must be submitted in writing to the Company’s Corporate Secretary at: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105, and should include the stockholder’s name, address and the number of the Company’s shares owned by the stockholder, along with the nominee’s name and qualifications in accordance with the procedures set forth in our By-Laws, as described in Proposals of Stockholders on page 43. No stockholder has nominated anyone for election as a director at the 2019 annual meeting.

The Nominating and Governance Committee has the flexibility to consider various factors it deems appropriate in identifying and evaluating potential candidates for director nominees as there is no strict set of qualifications that must be satisfied before a candidate may be considered. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and to any of the committees of the Board. The Nominating and Governance Committee will evaluate nominees for directors submitted by stockholders in the same manner in which it evaluates other director nominees.

Stockholders may communicate directly to the Board, including individual directors and our presiding Chairperson, by sending a letter to the Board at the following address: Enterprise Financial Services Corp Board of Directors, 150 North Meramec Ave., Clayton, Missouri 63105. All communications directed to the Board will be received and processed by the Company’s Corporate Secretary and will be transmitted to the Chairperson of the Nominating and Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

In 2018, the Compensation Committee consisted of Directors Holmes (Committee Chairperson), DeCola, Eulich, Kent, and Van Trease. The Compensation Committee met five times in 2018. Currently, the Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules. The responsibilities of the Compensation Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. Members of the Compensation Committee are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). During 2018, no member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and stockholder implications of compensation decisions being made. For additional information regarding our engagement of a compensation consultant, see Executive Compensation - Overview of the Compensation Process.

The Compensation Committee Report appears on page 22 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. Also, the Risk Committee oversees the composition and activities of the Bank’s Risk Oversight Committee.

In 2018, the Risk Committee consisted of Directors Arnold (Committee Chairperson), Guest, Heeter, Normile and Schmitz. In addition, four directors from the Company’s Bank subsidairy served as advisory members of the Committee pursuant to its Charter. The Committee met four times in 2018.

CORPORATE CODE OF ETHICS

The Company has implemented a Code of Ethics applicable to our directors, Chief Executive Officer, Chief Financial Officer, other senior management, and to all of our officers and employees. Our Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Ethics operates as a tool to help our directors, officers and employees understand and adhere to these high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Ethics is available on our website at www.enterprisebank.com under the investor relations section. Our stockholders may also obtain written copies at no cost by writing to us at the address: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105. Any future changes or amendment to our Code of Ethics and any waiver that applies to one of our senior financial officers or a member of our Board will be posted on our website.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of April 1, 2019, are as follows:

Name	Age	Principal Business Occupation During the Past Five Years
James B. Lally	51
Chief Executive Officer of Enterprise Financial Services Corp since May 2017. President of Enterprise Financial Services Corp since August 2016, Executive Vice President and Director of Fee Businesses from May 2016 through August 2016, President of Commercial Banking of Enterprise Bank & Trust from 2014 through May 2016, President of the St. Louis Region of Enterprise Bank & Trust from 2011 through 2014.

Keene S. Turner	39
Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp since October 2013. Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Scott R. Goodman	55	President of Enterprise Bank & Trust since April 2013. Executive Vice President and Director of Commercial Banking & Wealth Management of Enterprise Bank & Trust from May 2012 through April 2013.
Douglas N. Bauche	49
Chief Credit Officer of Enterprise Bank & Trust since May 2016. President of the St. Louis Region of Enterprise Bank & Trust from March 2014 through April 2016 and from December 2018 through current. President of the St. Charles Region of Enterprise Bank & Trust from March 2000 through March 2014.

Mark G. Ponder	48
Executive Vice President and Chief Administrative Officer of Enterprise Bank & Trust since December 2018. Senior Vice President and Controller of Enterprise Financial Services Corp from March 2012 to March 2019. Chief Financial Officer of Enterprise Bank & Trust from August 2016 to February 2019.

Nicole M. Iannacone	39
Executive Vice President, Chief Risk Officer and General Counsel of Enterprise Bank & Trust since December 2018. Corporate Secretary of Enterprise Financial Services Corp since January 2018. Senior Vice President and General Counsel of Enterprise Bank & Trust from 2015 to 2018. Vice President and General Counsel of Enterprise Bank &Trust from 2014 to 2015. Attorney at Jenkins & Kling, P.C. from 2005 to 2014.

Loren E. White	62
Senior Vice President, Human Resources of Enterprise Bank & Trust since February 2014. Vice President of Talent Management & Organization Development of Corizon Health, Inc. from August 2012 through February 2014. Senior Director of Human Resources of Corizon Health, Inc. from October 2008 through August 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) for 2018, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2018 were as follows:

Name	Title	Age
James B. Lally	President and Chief Executive Officer	51
Keene S. Turner	Executive Vice President and Chief Financial Officer	39
Scott R. Goodman	President - Enterprise Bank & Trust	55
Douglas N. Bauche	Chief Credit Officer and St. Louis Region President - Enterprise Bank & Trust	49
Nicole M. Iannacone	Executive Vice President, Chief Risk Officer, General Counsel, Enterprise Bank & Trust and EFSC Corporate Secretary	39

Compensation Objectives
Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•	Compensation will include a substantial performance-based component which is:

◦	based on clearly defined goals;

◦	aligned with measurable business results, appropriate risk management and increase in stockholder value; and

◦	linked to successful implementation of our business plan.

•	Compensation is designed to attract, motivate and retain top talent.

•	Compensation will be fair and market competitive.

Alignment. We believe our compensation system is currently operating consistent with these principles and that our executive compensation is aligned with the Company’s performance. Further, just as our business is continually in a process of adapting for future success, so too our compensation system is reviewed and will be adapted as needed to lead the way to success. The chart below shows the CEO compensation, as measured in the Summary Compensation Table, for Mr. Benoist (2014-2016) and Mr. Lally (2017-2018) to show how our stock price growth and CEO compensation have been sustained at reasonably consistent levels.
Stockholder Approval. Our stockholders have consistently approved our executive compensation program by high margins in every stockholder advisory vote on executive compensation that we have conducted. Last year, stockholders approved our executive compensation program with 99.3% of votes cast in favor of our program. These votes are advisory and not binding upon the Compensation Committee of the Board of Directors (the “Committee”), however the Committee takes the outcome of the votes into consideration in making executive compensation decisions.

Overview of the Compensation Process
The Committee administers the Company’s executive compensation programs under the authority of its charter. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company’s compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other associates of the company. Other than with respect to Named Executive Officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management’s recommendations with respect to these matters. In the case of our non-executive associates, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation practices to determine that they do not encourage inappropriate risk to the Company.

Performance Reviews. The Executive Committee is responsible for overseeing and delivering the annual performance review of the Chief Executive Officer. This review is based on the financial performance of the Company, the change in stockholder value, growth in the human capital of the organization, effective succession planning, leading the organization’s culture, the Company’s overall management of risk, and development and execution of our strategy. The Executive Committee meets and reviews the overall assessment of the Chief Executive Officer without the Chief Executive Officer being present. The Executive Committee reports the Chief Executive Officer’s rating to the Compensation Committee.

Our Chief Executive Officer conducts and approves performance evaluations for the other Named Executive Officers. A Compensation Committee member presents the Committee’s decisions for compensation of each Named Executive Officer to the full Board.

Compensation Consultant. The Committee has the authority under its Charter to directly engage the services of a Compensation consultant or other advisors. For 2018, Willis Towers Watson (“WTW”) was selected as the Company’s independent compensation consultant. Prior to engaging the services of WTW, the Committee assessed their independence, considering the factors set forth in NASDAQ Rule 5605(d)(3) regarding compensation advisor independence, consistent with the Committee’s Charter. The Committee did not find any conflict of interest with respect to WTW in 2018.

WTW’s work for the Committee in 2018 included: (i) presentation of market competitive data for purposes of the Committee’s analysis of the Company’s compensation for executive officers; (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation; (iii) Board compensation review; (iv) pay for performance analysis; (v) review of the Committee’s executive compensation philosophy; and (vi) updates on general trends in executive compensation and tax reform.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•	Base salary;

•	Short-term annual incentives;

•	Equity compensation elements such as performance contingent grants of stock; and

•	Other elements that to date have been reported publicly under SEC rules.

The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable asset size to the Company with operations in markets that are geographically comparable to the Company’s markets. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee’s objective is to offer total target compensation for Named Executive Officers that is competitive with the Company’s peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company’s executive compensation by comparisons to the peer group.

In 2018, our peer group consisted of the following 23 component companies:

1st Source Corporation	MidWest One Financial Group, Inc.
Arrow Financial Corporation	Midland States Bancorp, Inc.
BancFirst Corporation	Opus Bank
Eagle Bancorp, Inc.	Park National Corp.
Fidelity Southern Corporation	QCR Holdings Inc.
Financial Institutions Inc.	Republic Bancorp Inc.
First Busey Corporation	Simmons First National Corporation
First Financial Bankshares, Inc.	Southside Bancshares Inc.
First Merchants Corporation	Stock Yards Bancorp, Inc.
Great Southern Bancorp Inc.	The First of Long Island Corporation
Heartland Financial USA, Inc.	Tompkins Financial Corporation
Lakeland Financial Corp

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company’s goals and objectives. Based on this review, the Committee approves, and reports to the Board its decisions regarding the base salary, short-term incentive compensation targets and long-term equity awards for our Named Executive Officers

(other than the CEO) for the current year, as well as short-term incentive compensation earned for the prior year. The Committee recommends CEO pay adjustments to the Board and the Board approves the CEO compensation.

Compensation Components
Our executive compensation consists primarily of these three components:

•	Base salary;

•	Short-term annual incentive awards; and

•	Long-term equity incentive compensation.

We also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to the general associate population (e.g., health care, disability, life insurance, an employee stock purchase plan and a defined contribution plan). The Summary Compensation Table on page 25 provides additional information on these perquisites and benefits.

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. Base salaries recognize and compensate for requisite competencies, experience, and knowledge that we believe our Named Executive Officers must possess. In setting base salaries, the Committee considers the Named Executive Officer’s experience, and the difficulty that might be encountered in replacing the Named Executive Officer. The Committee also considers comparisons to the peer group to determine competitive levels of base salary for Named Executive Officers.

Based on these factors, in 2018, the Committee approved increases in rates of base salaries for the Company’s Named Executive Officers as follows:

Mr. Lally	11.1%
Mr. Turner	5.0%
Mr. Goodman	5.0%
Mr. Bauche	3.5%
Ms. Iannacone	5.0%

The 11.1% was determined by the Committee in consideration of Mr. Lally’s performance during his tenure as a new CEO, both financially and from an overall leadership perspective, along with a competitive market adjustments of his base salary.

Short-Term Annual Incentives. Short-term incentives contribute to the alignment of compensation with an executive’s performance in a given year, against a few key goals. Our short-term incentive program sets a threshold, target and exceptional level of short-term incentive awards that a Named Executive Officer is eligible to earn. In the first quarter of each year, our CEO and the Senior Vice President of Human Resources, with the input of other members of management where appropriate, present proposed performance grids to the Committee for review and approval. The relative importance of each goal in comparison to all goals is determined. The relative weighting determines potential incentive payments for each goal. The Committee uses comparisons to the Company’s peer group to determine appropriate target levels of payments.

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The Committee retains discretion to make awards above the exceptional level amount if actual performance exceeds exceptional level goals, subject to the maximum incentive amount permitted in the Annual Incentive Plan. Short-term annual incentives for 2018 were payable in cash.

The Company’s 2018 short-term incentive program utilized four goals, consistent with our strategic plan, that were applied across all Named Executive Officers and other members of senior management. The Committee believes these goals align Named Executive Officers’ and other members of senior management’s incentives with the Company’s stockholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management.

All Named Executive Officers had the same three Company performance goals and weightings for the 2018 Short-Term Incentive Plan. Following is a summary of the Company performance goals and the actual results of the Company for 2018.

($ in thousands, except per share data)	% Weight At Target	Threshold	Target	Exceptional	Actual
Earnings per share, adjusted	40%	$3.13	$3.37	$3.52	$3.83
Core deposits	20%	3,562,500	3,750,000	3,825,000	3,832,850
Core fee income	20%	34,000	36,250	37,750	37,325

Earnings per share is equal to the Company’s net income in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) divided by weighted average diluted common shares outstanding for the year ended December 31, 2018. The Committee has discretion to make adjustments for non-recurring or extraordinary items.

Core deposits are measured by calculating the Company’s average total deposits excluding certificates of deposit.

Core fee income is measured as the Company’s noninterest income less gain or loss on sale of investment securities, and components of noninterest income directly related to non-core acquired assets.

In addition to the above three Company-based goals, 20% of each Named Executive Officer’s short-term incentive award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between zero and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four. The Leadership Rating measures a Named Executive Officer’s subjective performance during the past fiscal year and is based on expectations set for the leader at the beginning of the fiscal year. The Committee evaluates the leadership for each Named Executive Officer as part of the annual performance review process.

The following is a summary of the value of short-term incentive awards for Named Executive Officers in fiscal year 2018 at the threshold, target and exceptional levels and the amount paid based on actual performance:

Name		Threshold	Target	Exceptional	Actual
James B. Lally	Award Value	$125,000	$250,000	$375,000	$367,917
				% of Target	147.2%

Keene S. Turner	Award Value	72,477	144,953	217,430	213,323
				% of Target	147.2%

Scott R. Goodman	Award Value	66,586	133,171	199,757	195,983
				% of Target	147.2%

Douglas N. Bauche	Award Value	40,055	80,109	120,164	113,888
				% of Target	142.2%

Nicole M. Iannacone	Award Value	33,938	67,875	101,813	99,890
				% of Target	147.2%

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation for our Named Executive Officers include:

•Aligning incentives with increases in stockholder value;
•Attraction and retention of talented executives;
•Encouraging long-term risk management practices; and
•Provide a clear line of sight towards long-term success.

The Committee also considers the comparisons to the 23 bank peer group discussed above to determine competitive dollar levels of long-term incentive compensation and an appropriate mix between base salary, annual incentive, and long-term incentives.

Grants under the Long-Term Incentive Plan include performance and time-based restricted stock units. Performance based units vest upon achievement of performance goals during a three-year period. Time-based units vest in full at the end of the three-year period. The Committee believes that awards of contingent stock provide more competitive equity incentive compensation to executives in comparison to the Company’s peers. In addition, granting performance-based awards with overlapping three-year performance periods incentivizes and rewards our executives for long-term Company success.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation and marketplace information, including market data provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer.

Awards for 2016-2018 Performance Period
Grants for the performance period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) relative total stockholder return measured against a comparison group of more than 40 publicly traded banks and bank holding companies with assets between $1 billion and $10 billion, commercial loans greater than 20% of total loans, and consumer loans less than 10% of total loans, and (2) cumulative earnings per diluted share (“EPS”).

The performance goals and actual outcomes for the period are set forth below:

Goal	Weight	Threshold	Target	Exceptional	Actual
Relative Total Stockholder Return	50%	50th percentile	65th percentile	90th percentile	77th percentile
Cumulative EPS	50%	$5.50 per share	$6.00 per share	$6.50 per share	$8.07 per share
	100%

In determining actual performance against the cumulative EPS goal, the Company excluded effects of changes in the corporate tax rate (both positive and negative) that resulted from the Tax Cuts and Jobs Act of 2017 and certain other adjustments from accounting changes. The cumulative effect of these adjustments was a reduction from reported EPS of $0.24.

For each goal, achieving threshold performance pays at 50% of target value and achieving exceptional performance pays at 150% of target value. Based on the Company’s actual performance during the 2016-2018 performance period, the Company awarded shares at the exceptional level (150%) for the cumulative EPS goal, and the relative total stockholder return goal was awarded between target and exceptional (124%). This resulted in awards at 137% of the aggregate target level. Our Named Executive Officers received the following respective awards under the Long-Term Incentive Plan for the 2016-2018 performance period:

Named Executive	2016-2018 LTIP Award (# shares)
James B. Lally	4,631
Keene S. Turner	5,151
Scott R. Goodman	4,631
Douglas N. Bauche	3,096
Nicole M. Iannacone	752

The shares awarded were in the form of immediately vested common stock. Based on Ms. Iannacone’s role at the Company at the time of the 2016 grant, she participated in the Non-Executive Plan.

Open Grants for 2017-2019 and 2018-2020 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2017-2019 and 2018-2020 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table on page 25 and the Grants of Plan-Based Awards table on page 26. Subject to achievement of the performance goals described below and the time-based vesting requirement, open grants to Named Executive Officers under these Long-Term Incentive Plans will be paid in the form of immediately vested shares of common stock.

2017 - 2019 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$7.00 per share	$7.50 per share	$8.00 per share
	100%

For each goal above, achieving threshold performance pays at 50% of target value and achieving exceptional performance pays at 150% of target value.

2018 - 2020 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Performance Based Units:[1]
Total Shareholder Return	40%	40th percentile	60th percentile	80th percentile
Cumulative EPS	40%	$9.92 per share	$10.50 per share	$11.93 per share
Time Based Units:[2]	20%
Total Grants	100%

1For each performance-based goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value.
2Time based units vest at the end of the three-year performance period.

Special Restricted Stock Units (“RSUs”) Granted During 2018
The Company granted Mr. Turner 2,313 RSUs in December 2018 under the 2018 Stock Incentive Plan. Of these units, 50% will vest one year from the closing of the Trinity Capital Corporation acquisition while the remaining 50% will vest two years from the closing, subject to the successful integration and continued service to that date.

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the All Other Compensation - Supplemental Table on page 26 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided a Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or supplemental executive retirement plans or provide for post-retirement benefits.

Allocation of Compensation Components in 2018
Below is a summary of the allocation of compensation for our Named Executive Officers in 2018.

Name	Base Salary (1)	Bonus (2)	Short-term Annual Incentive Compensation (3)	Long-term Incentive Compensation (4)	NEO Perquisites (5)	Total
James B. Lally	43%	—%	32%	22%	3%	100%
Keene S. Turner	43%	—%	25%	29%	3%	100%
Scott R. Goodman	48%	—%	28%	19%	5%	100%
Douglas N. Bauche	55%	—%	23%	16%	6%	100%
Nicole M. Iannacone	52%	4%	24%	16%	4%	100%

(1) Base salary percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” above.

(2) Ms. Iannacone received a one-time $15,000 bonus as a term of employment.

(3) For more information, see the heading “Short-Term Annual Incentives” above.

(4) For more information, see the heading “Long-Term Incentive Compensation” above.

(5) Named Executive Officer Perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” above.

Change in Control Severance Benefits
We have entered into employment agreements with certain of our Named Executive Officers granting them “double-trigger” change in control severance benefits (i.e. the benefit is triggered if the executive experiences a qualifying termination upon a change in control of the Company), as more fully described under the heading “Executive Employment Agreements” on page 23. The Committee believes these employment agreements providing double-trigger change in control severance benefits serve the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, the Named Executive Officers would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of senior management. Information on applicable payments under such employment agreements for Named Executive Officers is contained under the heading “Executive Employment Agreements” on page 23 and “Potential Payments Upon Termination or Change in Control” on page 29.

Sections 280G and 4999
Our Named Executive Officers are not entitled to any tax gross-up in the event they are subject to excise taxes payable under Section 4999 of the Code, in connection with a change in control.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Code Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company’s chief executive officer, chief financial officer, three other highest compensated officers and any officer covered in a prior tax year. Prior to the Company’s 2018 fiscal year, Code Section 162(m) contained an exemption from the deduction limit for performance-based compensation. This exception was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements that were in place as of November 2, 2017. The Committee has generally administered the Company’s long-term and short-term incentive plans to attempt to be eligible for this deduction under Code Section 162(m), but because of the uncertain scope of the transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from Code Section 162(m) will, in fact, satisfy such requirements.

Clawback Policy
The Company has voluntarily adopted a clawback policy permitting the Committee to recover incentive compensation paid to any executive officer (as defined under federal securities laws) based on materially inaccurate financial information or performance metrics. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company’s stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at the greater of the value at the time of acquisition or current market value. The table below shows the guidelines for Named Executive Officers by executive level.

Title	Stock Ownership Goal
Chief Executive Officer / President	3.5 x Base Salary
All Other Named Executive Officers	2 x Base Salary
Chairman of the Board	Greater of 3 x Avg Board Compensation or 3 x Annual Retainer
Non-Employee Directors	3 x Avg Board Compensation

Under the Company’s Insider Trading Policy, Directors and Officers are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael R. Holmes, Chairperson	Michael A. DeCola

John S. Eulich	Nevada A. Kent, IV

Sandra A. Van Trease

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Lally
On June 1, 2017, and effective as of May 2, 2017, the Company entered into an Executive Employment Agreement with Mr. Lally. The agreement provides for the following severance compensation upon Mr. Lally’s termination for any reason: (i) earned but unpaid base salary through the termination date; (ii) bonus compensation to the extent earned in a prior year but not yet paid; (iii) accrued benefits under any Company plans; (iv) a lump sum payment in respect to accrued but unused vacation days; and (v) any unpaid expense or other reimbursement (the “Accrued Obligations”). In addition, the agreement provides for benefits if Mr. Lally’s employment is terminated under certain circumstances. In the event the Company terminates Mr. Lally’s employment without Cause or if he voluntarily terminates his employment upon the occurrence of certain events, without Mr. Lally’s prior written consent, including, without limitation, (i) the Company’s material breach of the agreement which remains uncured for a period of thirty (30) days following Mr. Lally’s notice of such breach to the Company; (ii) a material reduction in Mr. Lally’s base salary; (iii) a material diminution of Mr. Lally’s authority, title, duties or responsibilities, including a failure to elect or reelect him to the Company Board; or (iv) the Company’s requiring Mr. Lally to be relocated to any office or location more than twenty-five (25) miles from his place of employment at any time (including prior to or following a Change in Control, as defined in the agreement), Mr. Lally will receive (i) a lump sum equal to 24 months of base salary; (ii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus for the year in which Mr. Lally’s termination occurs as though all “target levels” of performance are fully achieved; (iii) continued medical benefits for 24 months at the same cost as Mr. Lally would be required to pay as an active employee; and (iv) the Accrued Obligations.

A “Change in Control” is defined as the first to occur of any of the following events: (i) any person, other than one or more of the directors of the Company on the effective date of the agreement or any person that any such director controls, becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities); (ii) any person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank; (iii) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (a) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (b) no person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the Company Board resulting from the Business Combination are Continuing Directors (as defined in the agreement) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination; (iv) consummation of the sale, other than in the ordinary course of business, of substantially all of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or (v) the date on which Continuing Directors (as defined in the agreement) cease for any reason to constitute at least a majority of the Company Board.

The agreement contains restrictive covenants prohibiting Mr. Lally from competing with the Company during the term of his employment and for a period of either (i) 24 months following either an involuntary termination by the Company without Cause or a voluntary termination by Mr. Lally for Good Reason; or (ii) 12 months following any other terminations (the “Restricted Period”). The Employment Agreement also prohibits Mr. Lally from soliciting employees and certain customers of the Company or any of its affiliates during the Restricted Period. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.

Executive Employment Agreement with Mr. Turner
Effective September 13, 2013, the Company entered into an Executive Employment Agreement with Mr. Turner. Mr. Turner’s agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Turner. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, vested deferred compensation, accrued benefits through his date of termination, accrued vacation pay and reimbursement of business expenses. If Mr. Turner’s employment is terminated in a “Termination Other Than for Cause,” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a period over one year, and all unvested equity awards will become vested. If Mr. Turner’s employment is terminated in a “Termination Upon Change in Control” as defined above and in the agreement, he will be entitled to severance compensation equal to two years of base salary and target level bonus in a lump sum payment 10 days after his satisfaction of the release provisions contained in the agreement, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Goodman
Effective January 1, 2005, and amended on October 11, 2013, the Company entered into an Executive Employment Agreement with Mr. Goodman. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Goodman. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Goodman’s employment is terminated in a “Termination Other Than for Cause” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination. If Mr. Goodman’s employment is terminated in a “Termination Upon a Change in Control”, he will be entitled to severance pay equal to two years of base salary plus two times the target amount of his annual cash bonus opportunity for the year, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Bauche
Effective January 5, 2015, the Company entered into an Executive Employment Agreement with Mr. Bauche. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Bauche with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated in a “Termination Upon a Change in Control” as defined above and in the agreement, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of six months after termination of his employment).

The reason for termination determines the amount of severance compensation, if any, due to Mr. Bauche. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Bauche’s employment is terminated in a “Termination Other Than for Cause” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum on the 60th day following Mr. Bauche’s termination.

If Mr. Bauche’s employment is terminated in a “Termination Upon a Change in Control” (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum on the 60th day following Mr. Bauche’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Upon any other termination, disability or death, neither Mr. Bauche nor his estate will be entitled to any severance compensation.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Named Executive Officers that were named as such during the years ended December 31, 2018, 2017 and 2016.

		Salary ($)	Stock Awards ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Name and Principal Position	Year		(1) (2)	(3)	(4)	(5)	Total ($)
James B. Lally	2018	$491,667	$249,952	$—	$367,917	$32,286	$1,141,822
President and Chief Executive	2017	443,544	188,858	—	308,526	28,774	969,702
Officer	2016	331,342	80,275	—	148,456	28,674	588,747
Keene S. Turner	2018	359,508	246,029	—	213,323	23,700	842,560
Executive Vice President and	2017	343,398	130,383	—	196,507	20,700	690,988
Chief Financial Officer	2016	333,125	389,311	—	150,000	20,600	893,036
Scott R. Goodman	2018	330,285	133,167	—	195,983	33,038	692,473
Executive Vice President;	2017	325,934	120,110	—	180,844	29,286	656,174
President - EB&T	2016	318,150	380,286	—	111,435	29,186	839,057
Douglas N. Bauche	2018	265,525	80,110	—	113,888	29,314	488,837
EB&T Chief Credit Officer,	2017	256,667	72,698	—	105,795	26,314	461,474
St. Louis Region President	2016	253,270	63,669	—	86,148	26,214	429,301
Nicole M. Iannacone	2018	221,041	67,900	15,000	99,890	16,113	419,944
Executive Vice President,
Chief Risk Officer, General
Counsel (EB&T) and EFSC
Corporate Secretary

(1)
The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”), disregarding estimates of forfeiture, of share denominated performance contingent grants of stock. For more information, please refer to Note 15 - Compensation Plans included in the Company’s 2018 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019.

(2)
On January 24, 2019, the shares earned for the 2016 LTIP grant were paid in shares of Company stock. The actual number of shares awarded were as follows: Mr. Lally, 4,631, Mr. Turner, 5,151, Mr. Goodman, 4,631, Mr. Bauche, 3,096, and Ms. Iannacone 752. For the 2017 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Lally, 7,170, Mr. Turner, 4,950, Mr. Goodman, 4,560, Mr. Bauche, 2,760, and Ms. Iannacone 1,077. For the 2018 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Lally 7,968, Mr. Turner, 4,620, Mr. Goodman, 4,246, Mr. Bauche, 2,554, and Ms. Iannacone 2,164. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above. For 2016, this column also includes the following special RSU awards: Mr. Turner, 10,457 shares on August 9, 2016, Mr. Goodman, 10,457 shares on August 9, 2016, and Mr. Bauche, 376 shares on March 16, 2016. For 2018, this column also includes the special RSU award for Mr. Turner of 2,313 shares. This grant is discussed in further detail under the heading “Special Restricted Stock Units Granted During 2018” in the Compensation Discussion and Analysis section above.

(3)	Ms. Iannacone received a one-time $15,000 bonus as a term of employment in connection with her hiring.

(4)
The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Annual Incentives” in the Compensation Discussion and Analysis section above.

(5)	This column indicates amounts for various benefits provided to the Named Executive Officers as shown in the following supplemental table.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name	Year	401(k) Match	Car Allowance (1)	Club Dues	Life Insurance	Other Cash Bonus	Total
James B. Lally	2018	$16,500	$7,200	$7,200	$1,386	$—	$32,286
	2017	13,500	7,200	7,200	874	—	28,774
	2016	13,250	7,200	7,200	874	150	28,674
Keene S. Turner	2018	16,500	7,200	—	—	—	23,700
	2017	13,500	7,200	—	—	—	20,700
	2016	13,250	7,200	—	—	150	20,600
Scott R. Goodman	2018	16,500	7,200	7,200	2,138	—	33,038
	2017	13,500	7,200	7,200	1,386	—	29,286
	2016	13,250	7,200	7,200	1,386	150	29,186
Douglas N. Bauche	2018	16,500	7,200	4,740	874	—	29,314
	2017	13,500	7,200	4,740	874	—	26,314
	2016	13,250	7,200	4,740	874	150	26,214
Nicole M. Iannacone	2018	16,113	—	—	—	—	16,113

(1)
Executive officers along with certain key members of senior management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares) (2)			All Other Stock Awards (# of shares)	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James B. Lally	2/28/2018	$125,000	$250,000	$375,000	996	3,984	7,968	1,052	$250,000
Keene S. Turner	2/28/2018	72,477	144,953	217,430	578	2,310	4,620	2,923	246,029
Scott R. Goodman	2/28/2018	66,586	133,171	199,757	531	2,123	4,246	560	133,171
Douglas N. Bauche	2/28/2018	40,055	80,109	120,164	320	1,277	2,554	337	80,109
Nicole M. Iannacone	2/28/2018	33,938	67,875	101,813	271	1,082	2,164	286	67,875

(1)
The material terms of the annual cash incentive awards are described in the section titled “Compensation Components - Short-Term Annual Incentives,” in the Compensation Discussion and Analysis section above.

(2)
The amounts shown reflect the threshold, target, and maximum incentive grants under the 2018 Stock Incentive Plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Compensation”, in the Compensation Discussion and Analysis section above.

(3)
The aggregate grant date fair value pursuant to the 2018 Stock Incentive Plan were computed in accordance with FASB ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation.

For more information, please refer to Note 15 - Compensation Plans included in the Company’s 2018 Consolidated Financial Statements on Form 10-K filed with the SEC on February 22, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2018, for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James B. Lally
Granted 8/2/2010	15,000	—	10.14	8/2/2020
Total	15,000	—			1,052	$39,587	12,144	$456,979
Keene S. Turner
Total	—	—			2,923	109,992	9,370	352,593
Scott R. Goodman
Total	—	—			560	21,073	8,543	321,473
Douglas N. Bauche
Total	—	—			462	17,385	5,377	202,337
Nicole M. Iannacone
Total	—	—			286	10,762	2,911	109,541

(1)	Award represents stock settled stock appreciation rights.

(2)
Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Lally: 1,052 on March 31, 2021; Mr. Turner: 1,156 on March 8, 2020, 1,157 on March 8, 2021, and 610 on March 31, 2021; Mr. Goodman: 560 on March 31, 2021; Mr. Bauche: 125 on March 15, 2019 and 337 on March 31, 2021; Ms. Iannacone: 286 on March 31, 2021.

(3)
The amounts shown reflect target incentive grants for the years 2016 and 2017 under the 2013 Stock Incentive Plan, and 2018 under the 2018 Stock Incentive Plan. The settlements for these grants are contingent on the Company’s results for a three-year period. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Compensation,” in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2018.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
James B. Lally	5,188	$156,781	4,631	$212,609
Keene S. Turner	—	—	15,608	826,780
Scott R. Goodman	7,500	226,181	15,088	802,907
Douglas N. Bauche	—	—	3,221	148,281
Nicole M. Iannacone	—	—	752	34,524

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2018 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

	Executive Contributions in Last Fiscal	Aggregate Earnings in Last Fiscal	Aggregate Withdrawals/	Aggregate Balance at Last Fiscal
Name	Year (1)	Year	Distributions	Year End
James B. Lally	$35,000	$(20,924)	$—	$358,224
Keene S. Turner	—	—	—	—
Scott R. Goodman	—	—	—	—
Douglas N. Bauche	—	—	—	—
Nicole M. Iannacone	—	—	—	—

(1) Amounts in this column have been reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 25.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Historically, our Named Executive Officers have been entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the qualifying event had occurred as of December 31, 2018. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $37.63 per share for our common stock as of December 31, 2018, and reflects the value of performance awards at target, RSUs and the net cash equivalent due the holder offset by any exercise or “strike” price for stock options and SARs.

	Voluntary Termination	Disability / Death / For Cause	Total Compensation Upon Termination Other Than for Cause	Severance Upon Change In Control Termination	Acceleration of Unvested Equity Awards Upon a Change in Control	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(d+e)
James B. Lally	none	none	$1,500,000	$1,500,000	$496,565	$1,996,565
Keene S. Turner	none	none	507,337	1,014,674	462,586	1,477,260
Scott R. Goodman	none	none	466,098	932,196	342,546	1,274,742
Douglas N. Bauche	none	none	347,139	347,139	219,722	566,861
Nicole M. Iannacone	none	none	none	none	120,303	120,303

CHIEF EXECUTIVE OFFICER PAY RATIO

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be competitive in the markets in which we operate. As a result of rules the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Action of 2010 (the “Dodd-Frank Act”), we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2018.

As permitted under SEC rules, to determine our median employee, we calculated the annual base pay based on reasonable estimate of hours worked during 2018 for hourly workers, and upon salary levels for the remaining employees. We annualized pay for those who commenced work during 2018 and calculated the median base pay. We then identified approximately 5% of our total employees that were both above and below the median value to determine the employee with median total compensation. This employee’s total compensation was $64,357 in 2018.

Our CEO’s compensation as reported in the Summary Compensation Table was $1,141,822 for the year ended December 31, 2018. Therefore the ratio of CEO pay to median worker pay was 17.7:1 for 2018.

Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 10. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries in 2018, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see Related Person Transactions - Loans to Related Persons.

During 2018, no executive officer of the Company served as (i) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company.

APPROVAL TO AMEND ARTICLE FOUR OF THE COMPANY’S
CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY’S
AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO
45,000,000. - (Proposal A)

We are asking you to adopt and approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase our authorized shares of common stock from thirty million (30,000,000) shares, par value $0.01 per share, to forty-five million (45,000,000), par value $0.01 per share. Our Board has unanimously approved, and recommends that all stockholders approve, the proposed amendment to ARTICLE FOUR of the Certificate of Incorporation, to increase our authorized shares of common stock. The discussion regarding this proposal is qualified in its entirety by reference to the complete text of the proposed amendment to ARTICLE FOUR of the Certificate of Incorporation, which is attached to this Proxy Statement as Appendix A and incorporated into this Proxy Statement by reference. We urge you to read carefully this proposed amendment to ARTICLE FOUR that is set forth in Appendix A in its entirety because this summary may not contain all the information about this amendment that is important to you.
Background of Proposal
The Company’s Certificate of Incorporation authorizes the issuance of thirty-five million (35,000,000) shares of capital stock, of which five million (5,000,000) shares are designated as preferred stock, par value $0.01 per share, and thirty million (30,000,000) shares are designated as common stock, par value $0.01 per share. The Company’s Board has unanimously adopted and approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Company capital stock to fifty million (50,000,000) shares of capital stock, of which five million (5,000,000) shares continue to be designated as preferred stock and forty-five million (45,000,000) shares are designated as common stock, subject to stockholder approval.
As of the Record Date, a total of 26,877,800 shares of common stock were issued and outstanding including 3,990,822 shares issued as consideration in connection with the acquisition of Trinity Capital Corporation and its wholly-owned subsidiary bank, Los Alamos National Bank, consummated on March 8, 2019. Additionally, 1,127,105 shares were held in treasury and 1,278,838 shares were reserved for issuance pursuant to our equity incentive plans.
As of the Record Date, approximately 716,000 shares of common stock were available for issuance. The Company has an additional five million (5,000,000) authorized shares of preferred stock, none of which has been issued to date.
Purpose of the Proposed Share Amendment
The Board has proposed this increase in authorized shares of common stock to ensure that we have sufficient shares of common stock available for general corporate purposes including, without limitation, to raise capital to the extent deemed appropriate, to have sufficient shares of common stock available to the extent that we want to offer our common stock in full or partial consideration for acquisition opportunities that we may pursue from time to time, and to provide equity incentives to employees in order to better align our employees with shareholder interests. As of the date of this Proxy Statement, except as described above, we have no understandings, agreements or commitments to issue common stock or to reserve additional shares of our common stock for issuance under equity compensation plans. The adoption of the amendment to our Certificate of Incorporation will not of itself cause any changes in our capital accounts.
Having additional shares of our common stock available for issuance in the future will give the Company greater flexibility and will allow the shares to be issued from time to time as determined by the Company’s Board and, unless otherwise required by NASDAQ listing rules or other applicable rules and regulations, without the expense and delay of a special stockholders’ meeting to approve the additional authorized capital stock. This will enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings. If we were to have to call a special stockholders’ meeting, the delay that would be involved could result in our inability to consummate a desired transaction under a required deadline. By having additional common shares authorized, we can be prepared to act quickly as opportunities arise.

Rights of Additional Authorized Shares
Any authorized shares of Company common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The holders of Company common stock have no preemptive rights to subscribe for or purchase any additional shares of Company common stock that may be issued in the future.
Effect of the Proposed Share Amendment
The increase in the Company’s authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Company’s Board will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by the Company’s Certificate of Incorporation, NASDAQ listing rules or other applicable rules and regulations. To the extent that the additional authorized shares are issued in the future, they could decrease the Company’s existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company’s existing stockholders.
The increase in the authorized number of shares of Company common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company, without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of the Company’s outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company’s Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in our authorized shares of common stock be used as a type of anti-takeover device or part of an anti-takeover strategy.
While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages. In addition to the enhanced ability to finance acquisitions and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its stockholders. Notwithstanding the foregoing, the Board has no present intention to issue the authorized preferred shares for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its stockholders. Rather, the Board intends to issue preferred shares only for the purpose of facilitating acquisitions, capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its stockholders.
Text of the Amendment
The proposed amendment to our Certificate of Incorporation, which is set forth in Appendix A to this Proxy Statement, shows the proposed amendment of ARTICLE FOUR of our Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold text. Further, a full copy of the Certificate of Amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware, assuming this Proposal A of this Proxy Statement is approved by our stockholders at the 2019 annual meeting, is set forth in Appendix B. If this Proposal A is approved by our stockholders, we will amend and restate our Certificate of Incorporation, in its entirety, to reflect, among other things, the revisions contemplated by this proposal as set forth in Appendix A and the Certificate of Amendment to the Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the 2019 annual meeting.

Effect on Dividends
The payment of dividends, including the timing and amount dividends, must be made in accordance with our Certificate of Incorporation and the requirements of the Delaware General Corporations Law. We cannot assure you that any dividends will be paid in the future on the shares of common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant.

Interests of Directors and Executive Officers
Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock or any other of our securities.

Reservation of Right to Delay the Filing of, or Abandon the Authorized Share Increase
We reserve the right to delay the filing of, or abandon, the amendment to our Certificate of Incorporation to increase in the authorized number of shares of Company common stock without further action by our stockholders at any time before December 31, 2019, even if this Proposal A has been approved by our stockholders at the annual meeting. By voting in favor of the proposal, you are expressly also authorizing our Board to delay (until December 31, 2019) or abandon the proposal if it determines, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

No Dissenters’ Rights
Our stockholders are not entitled to dissenters’ rights in connection with this Proposal A to amendment to our Certificate of Incorporation to increase in the authorized number of shares of Company common stock. Furthermore, we do not intend to independently provide our stockholders with any such rights.
Vote Required
The affirmative vote of holders of at least the majority of the outstanding shares of our common stock is needed to approve this proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against the approval of the proposal. Abstentions also will have the same effect as a vote against the approval of the proposal. This proposal to amend ARTICLE FOUR of our Certificate of Incorporation is considered a “non-routine” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, broker “non-votes” will have the same effect as a vote against the approval of the proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO ARTICLE FOUR OF OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 45,000,000.

APPROVAL TO AMEND THE STOCK PLAN FOR NON-MANAGEMENT DIRECTORS TO INCREASE AUTHORIZED SHARES FOR AWARD - (Proposal B)

The purpose of this proposal is to seek approval of the amendment to the Company’s Stock Plan for Non-Management Directors (the “Non-Management Director Plan”).  The stockholders of the Company approved the Non-Management Director Plan in 2006, which was amended by the stockholders by vote at the 2012 annual meeting of stockholders. The Non-Management Director Plan provides for issuing up to 200,000 shares of the Company’s common stock to our non-management directors as compensation in lieu of cash.
We are now requesting that our stockholders vote in favor of the amendments to the Non-Management Director Plan to, among other things, provide for the addition of 100,000 shares to cover awards under the Non-Management Director Plan. Currently, 192,587 shares have been issued under the Non-Management Director Plan, leaving 7,413 shares (excluding the 100,000 additional shares we are asking you to approve) available for future awards.
The following discussion sets forth the material terms of the Non-Management Director Plan. The discussion is qualified in its entirety by reference to the complete text of the Non-Management Director Plan document as set forth in Appendix C.

Purpose of the Proposed Non-Management Director Plan Amendment
If approved, this proposal will not increase or decrease the aggregate amount of director compensation or meeting fees but will merely allow the Company to continue the practice of paying a portion of such amounts in stock rather than cash.
The purpose of the Non-Management Director Plan is to attract and retain the best qualified individuals to serve as independent members of the Board and to align their compensation with the interest of our stockholders of by compensating them with shares of Company common stock. The Non-Management Director Plan enables us to pay non-management Directors a portion of their annual retainer and meeting fees in the form of stock. As of the date hereof, there are 12 non-management Directors of the Company who would be eligible to receive grants under the Non-Management Director Plan.
We believe having the ability and flexibility to pay our non-management Directors all or a portion of their fees in shares rather than in cash provides alignment between the interests of our Directors and the interests of our stockholders. If the amendment to the Non-Management Director Plan is not approved, the Company will not have the shares necessary to pay non-management Directors the portion of their fees in stock during 2019 or future years.
Number of Shares Covered by the Non-Management Director Plan
The Company proposes to increase the maximum number of shares of the Company’s common stock that can be granted under the Non-Management Director Plan from 200,000 to 300,000 shares. If these additional shares are approved, a total of 107,413 shares will be available for issuance under the Non-Management Director Plan immediately following such approval. This number is subject to appropriate adjustment in the event of any stock dividends, stock splits, recapitalizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares of the Company.
The Board expects that 100,000 shares will be sufficient to cover awards granted under the Non-Management Director Plan for 2019, and at least five additional years. The additional shares represent 0.37% of our outstanding shares as of April 1, 2019 on a fully diluted basis if Proposal B is approved.
Plan Benefits
Non-management Directors receive awards of fully vested shares under the Non-Management Director Plan based on the percentage of their retainer and meeting fees that each non-management Director has elected to receive in shares, with certain exceptions, each non-management Director receives 50% of his or her retainer and meeting fees in shares, unless such non-management Director elects, prior to December of the preceding year, to receive 100% of such non-management Director’s retainer and meeting fees in shares. Any election to receive 100% of the retainer and meeting fees in shares will remain in effect until revoked by the non-management Director.
The actual number of shares received by any non-management Director will depend on the fair market value of the Company’s common stock on the date of grant. In 2018, non-employee Directors received a $45,000 annual retainer and $1,250 per Board meeting attended. For Committee service, the Chairpersons received an additional retainer as follows: Audit Committee ($10,000), Compensation Committee ($8,000), Risk Committee ($8,000) and Nominating and Governance Committee ($6,000). Non-Chairperson committee members receive $1,000 per committee meeting attended. Chairman John S. Eulich receives an annual retainer fee of $100,000. The shares are granted on the date that the non-management Director would otherwise have received the cash payment for the retainer or meeting fees. Fractional shares are paid to the non-management Director in cash. Beginning May 3, 2018, non-management Directors are provided an opportunity to defer the delivery of the portion of retainer and meeting fees that is paid in shares until the earlier of: non-management Director’s termination of service with the Company or until a date specified by the non-management Director.
The amount of each non-management Director’s future awards under the Non-Management Director Plan will be determined based on the levels of retainers and meeting attendance fees which are set by the Board annually. In addition, future awards will depend on a participant’s committee participation, meeting attendance and service as Chairperson of the Board or Chairperson of a Committee, therefore the amount of future awards which may be made under the plan is not determinable at this time. For a description of the amounts which were received by each of the current non-management Directors in fiscal year 2018 under the current Non-Management Director Plan, see Director Compensation on page 8.
Director Eligibility
Any member of the Board who is not, and during the immediately preceding twelve months has not been, an employee or officer of the Company or any subsidiary of the Company is eligible to participate in the Non-Management Director Plan.
Administration of the Non-Management Director Plan
The Non-Management Director Plan will continue to be administered by the Compensation Committee of the Board, which has broad authority to administer and interpret the Non-Management Director Plan and its provisions as it deems appropriate, subject to the express provisions of the Non-Management Director Plan. All decisions, determinations and interpretations of the Compensation Committee with respect to the Non-Management Director Plan are final and binding. Without limiting the foregoing, the Compensation Committee will have the power to (a) exercise all of the powers granted to it under the Non-Management Director Plan, (b) construe, interpret and implement the Non-Management Director Plan and all awards and any agreements governing such awards, (c) prescribe, amend and rescind rules and regulations relating to the Non-Management Director Plan, (d) correct any defect, supply any omission and reconcile any inconsistency in the Non-Management Director Plan, (e) amend the Non-Management Director Plan, (f) grant awards and determine who shall receive awards and the terms and conditions of such awards, (g) amend any outstanding award in any respect, including, without limitation, to accelerate vesting of an award or waive or amend any restrictions or conditions applicable to an award, or impose new restrictions or conditions and (h) determine at any time whether, to what extent and under what circumstances and method or methods (1) awards may be (A) settled in cash, shares of stock, other securities, other awards or other property, (B) exercised or (C) canceled, forfeited or suspended or (2) shares, other securities, cash, other awards or other property and other amounts payable with respect to an award may be deferred either automatically or at the election of the participant or of the Compensation Committee.
Members of the Board or the Compensation Committee and employees of the Company will have waivers of liability for actions taken or omitted to be taken or any determination made in good faith with respect to the Non-Management Director Plan or any award. These persons will also be entitled to rights of indemnification from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by them in connection with or resulting from any action, suit or proceeding by reason of any action taken or omitted to be taken under the Non-Management Director Plan.
Amendment and Termination
The Non-Management Director Plan may be amended or terminated by the Board at any time, provided that no material revision, as defined in the NASDAQ rules, may be made without the approval of the stockholders of the Company.
U.S. Federal Income Tax Consequences
Awards made under the Non-Management Director Plan will give rise to the following tax events for U.S. citizens and residents under current U.S. federal income tax law in effect as of the date of this Proxy Statement. The description is general in nature and does not account for numerous circumstances that that may apply to a particular participant in the Non-Management Director Plan. In addition, the state or local income tax consequences of a Non-Management Director Plan award might be different than the federal income tax consequences described below.

The participant will be treated as receiving taxable compensation in the amount of the fair market value of the shares on the date of the award and the Company will be entitled to a corresponding deduction.
Rule 16b-3
It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act.
Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2019 annual meeting is needed to approve this proposal. This proposal to amend the Non-Management Director Plan is considered a “non-routine” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Broker “non-votes” and abstentions will not be counted as votes cast and, therefore, will not affect the outcome of this proposal. Further, failure to vote, either by proxy or in person, will not have effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE STOCK PLAN FOR NON-MANAGEMENT DIRECTORS.

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019 - (Proposal C)

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for year ending December 31, 2019. Deloitte & Touche LLP acted as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Board, on behalf of the Audit Committee, recommends that the stockholders ratify the appointment of the accounting firm. Although stockholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board in order to give the stockholders a voice in the designation of auditors. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for year ended December 31, 2019. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

Deloitte & Touch LLP representatives are expected to attend the 2019 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.
Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2019 annual meeting is needed to approve this proposal. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Recommendation of the Board of Directors

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION- (Proposal D)

We are providing our stockholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables, all as set forth in pages 13 through 21 of this Proxy Statement.

The Dodd-Frank Act requires under Section 14A of the Exchange Act that companies provide their stockholders with the opportunity to cast an advisory vote to approve executive officer compensation, commonly referred to as a “Say-on-Pay” vote, at least once every three years. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a Say-on-Pay vote in its proxy materials, that we will have such an advisory Say-on-Pay vote annually.

This Say-on-Pay proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting of stockholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.”

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our stockholders, and that the compensation paid to our executives is consistent with such policies and procedures.
Vote Required
Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board will consider the vote of our stockholders on this proposal when determining the nature and scope of future executive compensation programs and decisions.
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2019 annual meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of April 1, 2019, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of April 1, 2019, there were 26,877,800 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as of that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
BlackRock Inc. (1)	1,754,043	6.5%
55 East 52nd Street
New York, NY 10055
(1)     Holdings reported on Schedule 13G/A filed with the SEC on February 4, 2019.

Directors and Named Executive Officers	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
John Q. Arnold (5)	12,330	*
Douglas N. Bauche (4)	7,154	*
Michael A. DeCola (6)	32,870	*
James F. Deutsch (9)	996,425	3.7%
John S. Eulich	49,406	*
Scott R. Goodman (4)	52,291	*
Robert E. Guest, Jr. (7)	120,052	*
James M. Havel	6,534	*
Judith S. Heeter	9,970	*
Michael R. Holmes	7,027	*
Nicole M. Iannacone	1,089	*
Nevada A. Kent, IV	3,449	*
James B. Lally (3) (4) (8)	78,493	*
Michael T. Normile	3,913	*
Anthony R. Scavuzzo (10)	996,426	3.7%
Eloise E. Schmitz	4,068	*
Keene S. Turner (4)	26,838	*
Sandra A. Van Trease	48,771	*

All Directors, Director Nominees, and Executive Officers as a Group (20 total)	2,471,944	9.2%

* Less than 1%

(1)
Pursuant to the rules of the SEC, certain shares of common stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 15,000 shares of common stock.

(2)	Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)
Includes stock-settled stock appreciation rights outstanding and exercisable as of December 31, 2018, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Lally, 15,000 shares, all directors and named executive officers as a group, 15,000 shares.

(4)
Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Lally, 13,283 shares; Mr. Turner, 1,217 shares; Mr. Goodman, 4,419 shares; and Mr. Bauche, 2,129 shares.

(5) Includes 9,359 shares held in trust for the benefit of Mr. Arnold and his spouse as to which Mr. Arnold has shared voting and investment power.

(6)
Includes 10,130 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power. and 20,168 shares held in the name of Mr. DeCola in which he has sole voting and investment power. Includes 1,960 shares held in a trust for the benefit of Mr. DeCola in which he has sole voting and investment power.

(7)
Includes 4,970 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 73,077 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; and 33,785 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power.

(8) Includes 9,270 shares held jointly by Mr. Lally and his spouse as to which Mr. Lally has shared voting and investment power.

(9)
Includes 996,384 shares beneficially held by the Patriot Financial Group. The following are members of the “Patriot Financial Group”: each of Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (together, the “Patriot Funds”), Patriot Financial Partners, GP II, L.P., the general partner of the Patriot Funds (“Patriot GP”), Patriot Financial Manager II, L.P., which provides advisory services to certain members of the Patriot Financial Group, Patriot Financial Partners, GP II, LLC, general partner of Patriot GP (“Patriot LLC”) and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, general partners of the Patriot Funds and Patriot GP and members of Patriot LLC, and James F. Deutsch who is a member of the investment committees which make investment decisions on behalf of the Patriot Funds. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Mr. Deutch disclaims beneficial ownership of such shares.

(10) Includes 996,385 shares beneficially held by Castle Creek Capital Partners VI LP (“Castle Creek”). Mr Scavuzzo is a principal at Cast Creek, and has shared voting and investment power over such shares. Mr. Scavuzzo disclaims beneficial ownership of such shares.

RELATED PERSON TRANSACTIONS/SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Corporate Governance Agreements
As noted above, Messrs. Deutsch and Scavuzzo previously served on Trinity’s board of directors prior to the Company’s acquisition of Trinity, and their respective employer-funds became shareholders of the Company in connection with the acquisition. As a condition of their appointment to serve as directors of the Company, the Company and each of Patriot and Castle Creek together with Messrs. Deutsch and Scavuzzo, respectively, entered into the Corporate Governance Agreements. The Corporate Governance Agreements provide, among other things, that Patriot and Castle Creek agree to be bound by the Company’s corporate governance guidelines, the Company’s Code of Ethics and the Company’s Insider Trading Policy, including observing blackout windows on trading, all to the same extent as the Company’s directors.

While the Corporate Governance Agreements remain in effect, Patriot and Castle Creek may not seek other representation on the Board, acquire an ownership level of the Company’s securities greater than 9.9%, make efforts to acquire the Company either individually or in combination with other parties, submit shareholder proposals pursuant to Rule 14a-8 under the Exchange Act, or encourage or actively assist any person or entity in opposing any proposal submitted by the Board to a vote by the Company’s stockholders.

Fees earned by Messrs. Deutsch and Scavuzzo will be paid, in cash, to Patriot and Castle Creek, respectively or each entity’s designated affiliates, and not to Messrs. Deutsch and Scavuzzo individually.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and officer avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees, officers and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as required to be disclosed in our financial statements or periodic filings with the SEC, other than specific categories of pre-approved transaction set forth in our Related Party Transactions Policy. Related party transactions include transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires directors, certain officers and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2018, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner, except, due to an inadvertent administrative oversight, the Form 4 filings for each of Messrs Bauche, Goodman, Lally, Ponder, Turner, and Mses Iannacone and White reflecting the grant of RSU awards to such individual pursuant to the Company’s 2018 Stock Incentive Plan on February 28, 2018 were not timely filed. Once the omissions were discovered, the filings were promptly made on May 22, 2018 with respect to such RSU award grants.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee’s role includes assisting the Board in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditors’ qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with generally accepted United States accounting principles and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent auditors, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standard No. 1301, as amended, as adopted by the PCAOB rules, the rules of the SEC and other regulations. The Audit Committee received written disclosures and the letter from the independent auditors as required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche LLP and considered whether Deloitte & Touche LLP’s performance of non-audit services for the Company was compatible with auditors’ independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Sandra A. Van Trease, Chairperson	Eloise E. Schmitz	James M. Havel

	Nevada A. Kent, IV	Michael T. Normile

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amendment or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte & Touche LLP, the Company’s principal accounting firm for the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Audit fees (1)	$803,800	$875,000
Audit related fees (2)	85,000	7,500
Tax fees (3)	61,738	50,433
	$950,538	$932,933

(1)
Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings or engagements including consultation on various accounting matters.

(2)	Audit related fees for services in 2018 related to services rendered for merger and acquisition activity and our joint venture. In 2017, the fees were primarily related to debt compliance.

(3)	Tax fees include fees for services principally related to the review of Company prepared calculations.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2018, all of the services described under the headings “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte & Touche LLP representatives are expected to attend the 2019 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

PROPOSALS OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming stockholders’ annual meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2020 annual meeting of stockholders of the Company must be received at the Company’s principal office at 150 North Meramec Ave., Clayton, Missouri 63105 on or before December 20, 2019, which is at least on hundred twenty (120) days prior to the anniversary date this Proxy Statement was released to our stockholders for the 2019 annual meeting, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any stockholder who intends to propose any other matter to be acted upon at the 2020 annual meeting of stockholders (but not include such proposal in the Company’s proxy statement) must inform the Company, in the manner specified in the Company’s By-Laws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2019 annual meeting. As a result, the notice pursuant to the Company’s By-Laws must be received by the Company no earlier than January 30, 2020 and no later than March 1, 2020. Similarly, any stockholder nomination for a director to be elected at the 2020 annual meeting of stockholders must be submitted to the Company, in the manner and form specified in the Company’s By-Laws, no earlier than January 30, 2020 and no later than March 1, 2020.

No notice that a stockholder intends to present a proposal at the annual meeting was received by the Company on or before February 1, 2019, which is ninety (90) days prior to the one-year anniversary of the 2018 annual meeting of the stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the annual meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the annual meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for Proxy Statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders at cost savings for companies. We and some brokers household proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Broadridge Financial Services, Inc. (“Broadridge”) if you hold registered shares. You can notify Broadridge by sending written request to: Broadridge, 51 Mercedes Way, Edgewood NY 11717, or calling Broadridge at 1-800-353-0103.

ADDITIONAL INFORMATION

The Company’s website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the SEC, including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company’s corporate governance documents are available through our website www.enterprisebank.com under “Investor Relations.” Additionally, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 are available from the SEC at its website, www.sec.gov.

Upon written request, the Company will furnish to stockholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The written request should be sent to the Corporate Secretary, Enterprise Financial Services Corp, 150 North Meramec Ave, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary

Appendix A

ARTICLE FOUR
ARTICLE FOUR of the Company’s Certificate of Incorporation, as amended, would be amended as follows:
The aggregate number of shares of all classes of capital stock which the corporation shall have the authority to issue shall be ~~Thirty five million (35,000,000)~~ Fifty million (50,000,000) shares divided into two classes as follows:
(a) Five million (5,000,000) shares of preferred stock having par value of $.01 per share (the “Preferred Stock”); and
(b) ~~Thirty million (30,000,000)~~ Forty-five million (45,000,000) shares of common stock having par value of $.01 per share (the “Common Stock”).
The Board of Directors of the corporation shall be authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide in a resolution or resolutions for the issuance of shares of the Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any. The authority of the Board of Directors of the corporation with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:
(A) the number of shares constituting that class or series and the distinctive designation of that series;
(B) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(C) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms and conditions of such voting rights, including, without limitation, whether such series shall have the right to vote as a separate class and/or vote on a cumulative or noncumulative basis;
(D) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors of the corporation shall determine;
(E) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(F) whether that series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;
(G) the rights and/or preferences of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment in respect of shares of that series; and
(H) any other relative rights, preferences and limitations of that series.
The Board of Directors of the corporation is expressly authorized to adopt such resolution or resolutions and issue such Preferred Stock from time to time as it may deem desirable. The Board of Directors of the corporation is further expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which is fixed by it, subsequent to the issuance of shares then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution or resolutions of the Board of Directors of the corporation originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the vote of a majority of the outstanding shares of stock entitled to vote thereon, and no separate class vote of either the Common Stock or the Preferred Stock shall be required to effect any such amendment.
The shares of the authorized Common Stock shall be identical in all respects and shall have equal rights and privileges, subject only to the senior rights applicable to the Preferred Stock or any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law of the State of Delaware, holders of the Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, holders of the Common Stock shall have the exclusive right to vote for the election of Directors of the corporation and for all other purposes, and holders of shares of the Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders of the corporation. Holders of the Common Stock shall not have the right to cumulate votes in the election of Directors of the corporation. Holders of shares of the Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by the law of the State of Delaware, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.

Appendix B
ENTERPRISE FINANCIAL SERVICES CORP
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
As Amended and Effective , 2019

Enterprise Financial Services Corp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following amendment to the Certificate of Incorporation of said Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
Article FOUR of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:
“The aggregate number of shares of all classes of capital stock which the corporation shall have the authority to issue shall be fifty million (50,000,000) shares divided into two classes as follows:
(a) Five million (5,000,000) shares of preferred stock having par value of $.01 per share (the “Preferred Stock”); and
(b) Forty-five million (45,000,000) shares of common stock having par value of $.01 per share (the “Common Stock”).
The Board of Directors of the corporation shall be authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide in a resolution or resolutions for the issuance of shares of the Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any. The authority of the Board of Directors of the corporation with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:
(A) the number of shares constituting that class or series and the distinctive designation of that series;
(B) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(C) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms and conditions of such voting rights, including, without limitation, whether such series shall have the right to vote as a separate class and/or vote on a cumulative or noncumulative basis;
(D) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors of the corporation shall determine;
(E) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(F) whether that series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;
(G) the rights and/or preferences of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment in respect of shares of that series; and
(H) any other relative rights, preferences and limitations of that series.

The Board of Directors of the corporation is expressly authorized to adopt such resolution or resolutions and issue such Preferred Stock from time to time as it may deem desirable. The Board of Directors of the corporation is further expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which is fixed by it, subsequent to the issuance of shares then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution or resolutions of the Board of Directors of the corporation originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the vote of a majority of the outstanding shares of stock entitled to vote thereon, and no separate class vote of either the Common Stock or the Preferred Stock shall be required to effect any such amendment.
The shares of the authorized Common Stock shall be identical in all respects and shall have equal rights and privileges, subject only to the senior rights applicable to the Preferred Stock or any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law of the State of Delaware, holders of the Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, holders of the Common Stock shall have the exclusive right to vote for the election of Directors of the corporation and for all other purposes, and holders of shares of the Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders of the corporation. Holders of the Common Stock shall not have the right to cumulate votes in the election of Directors of the corporation. Holders of shares of the Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by the law of the State of Delaware, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.”

Appendix C

ENTERPRISE FINANCIAL SERVICES CORP
STOCK PLAN FOR NON-MANAGEMENT DIRECTORS
As Amended and Effective , 2019

1. Purpose. The purpose of this Plan is to attract and retain the best qualified individuals to serve on the Board and to align their compensation as members of the Board with the interests of stockholders of the Company by compensating them with Shares as described herein.

2. Definitions. As used in the Plan, the following terms shall have the respective meanings:
A. “Award” means a grant of a right to receive Shares.
B. “Board” means the Board of Directors of the Company.
C. “Committee” means the Compensation Committee of the Board or any other committee composed entirely of Non-Management Directors as designated by the Board.
D. “Company” means Enterprise Financial Services Corp, a Delaware corporation.
E. “Deferred Delivery Date” means, as of the Deferral Amendment Effective Date, either an Delayed Delivery Date or a Termination of Service Delivery Date, as elected by a Non-Management Director with respect to the Share Portion payable in each calendar year. Such election shall be made no later than the later of (i) thirty (30) days of the Deferral Amendment Effective Date; or (ii) the December 31st preceding the first day of the calendar year for which the Share Portion is payable.
F. “Delayed Delivery Date” means the specific date on which the Non-Management Director has elected to receive his or her Share Portion for a calendar year (other than a Termination of Service Delivery Date).
G. “Fair Market Value” as of any date means the closing price of the Shares on the applicable date as reported in the National Association of Securities Dealers, Inc. Automated Quotation System or on the principal national securities exchange on which the Shares are then listed for trading.
H. “Fees” means all retainer or meeting fees payable in cash to a Non-Employee Director in his or her capacity as a Director. Fees shall not include any expenses paid directly or through reimbursement.
I. “Material Amendment” shall have the meaning ascribed thereto by the corporate governance standards of the NASDAQ Stock Market, Inc.
J. “Non-Management Director” means a member of the Board who is not, and during the immediately preceding twelve months has not been, an employee or officer of the Company or any subsidiary of the Company.
K. “Plan” means this Enterprise Financial Services Corp Restricted Stock Plan for Non-Management Directors, as amended from time to time.
L. “Share Portion” shall mean 50% of the total annual Fees paid or payable to a Non-Management Director in any calendar year, or 100% of such Fees if a Non-Management Director elects to receive all, but not less than all, such Fees in Shares. A Non-Management Director may elect to receive all Fees in Shares by filing a written notice with the Secretary of the Company on or before June 30 of the applicable year. Any such election shall continue in effect from year to year until revoked by the Non-Management Director.
M. “Shares” means shares of common stock of the Company, $0.01 par value per share.
N. “Termination of Service” means the termination of a Non-Management Director’s service as a member of the Board for any reason.
O. “Termination of Service Delivery Date” means the date on which the Non-Management Director has elected to receive his or her Share Portion for a calendar year which occurs on the first day of the month coincident with or next following his or her Termination of Service.

3. Eligibility. Only Non-Management Directors shall participate in the Plan.

4. Administration.
A.    The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting of the Committee and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice of a meeting of the Committee by a written consent signed by all members of the Committee. Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan. All decisions, determinations and interpretations by the Committee or the Board regarding the Plan shall be final and binding on all current or former Directors of the Company and their beneficiaries, heirs, successors and assigns.
The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations. No member of the Committee shall be personally liable for any action or determination made in good faith with respect to the Plan or to any settlement of any dispute between a Non-Management Director and the Company.
B.    The Committee shall have full authority, subject to the terms of the Plan (including Section 7), to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Awards and any agreements governing such Awards (“Award Agreements”), (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan, (g) grant Awards and determine who shall receive Awards and the terms and conditions of such Awards, (h) amend any outstanding Award in any respect, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested or unrestricted or may be exercised or at which are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award shall be subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award) or (2) waive or amend any restrictions or conditions applicable to such Award, or impose new restrictions or conditions and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended or (2) Shares, other securities, cash, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant or of the Committee. The enumeration of the foregoing powers is not intended and should not be construed to limit in any way the authority of the Committee under the Plan which is intended, to the fullest extent permitted by law, to be plenary. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all Participants, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.
C.    No member of the Board of Directors or the Committee or any employee of the Company or any of its affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

5. Restricted Stock Awards. Each Non-Management Director shall be awarded Shares (the “Awarded Shares”) with a Fair Market Value equal to the Share Portion as of the date the applicable Fees are payable; provided, however, that each Non-Management Director may elect a Deferred Delivery Date on which he or she will receive the Share Portion for a calendar year by completing the Election Form attached hereto as Exhibit A. A separate election may be made with respect to the Share Portion in each calendar year. Such election shall be made no later than the later of (i) thirty (30) days after the Deferral Amendment Effective Date, or (ii) the December 31st preceding the first day of the calendar year for which the Share Portion is payable. No fractional Shares shall be issuable, and in lieu thereof cash shall be paid equal to the fractional share times the Fair Market Value on the applicable date.

6. Maximum Number of Shares. The maximum number of Shares which may be awarded pursuant to this Plan is 300,000. This number shall be appropriately adjusted by the Committee in the event of any stock dividends, stock splits, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, combinations or exchanges of Shares. The determination of the Committee regarding any such adjustment shall be conclusive.

7. Amendment and Termination. The Plan may be amended or terminated by the Board at any time, provided, however, that no Material Amendment may be made without the approval of the stockholders of the Company.

8. Effectiveness of the Plan. The Plan must be approved by both the stockholders of the Company and the Board. It will become effective, and grants may be made under this Plan, on the date of the meeting at which stockholder approval is obtained.

9. No Rights as Stockholder Until Holder. Neither the recipient of an Award under the Plan nor his or her successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to an Award granted to such person until such person becomes a holder of record of such Shares.

10. Restrictions on Issue of Shares. Notwithstanding anything in this Plan to the contrary, the Company may delay the issuance of Shares covered by any Award and the delivery of a certificate for such Shares until one of the following conditions shall be satisfied:
A. The Shares to be issued pursuant to an Award are at the time of the issue of such Shares by the Company effectively registered under applicable federal securities laws now in force or hereafter amended; or
B. Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such Shares are exempt from registration under applicable federal securities laws now in force or hereafter amended.

11. Purchase for Investment. Unless the Shares to be issued pursuant to an Award have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended, the Company shall be under no obligation to issue any Shares covered by any Award unless the person or persons to whom the Shares are to be issued, in whole or in part, shall give a written representation and undertaking to the Company, which is satisfactory in form and scope to counsel to the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the Shares issued or transferred to him or her for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if Shares are issued or transferred without such registration, a restrictive legend to this effect may be placed upon the certificates representing the Shares.

12.    Compliance with Rule 16b-3. It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Act”). If any provision of the Plan is later found not to be in compliance with such Rule, the provision shall be deemed null and void. All actions with respect to Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Plan and any Awards granted thereunder to the Rule’s requirements.

13.    Withholding. If the Company shall be required to withhold any amounts by reason of a federal, state or local tax laws, rules or regulations in respect of any Award, the Company shall be entitled to deduct or withhold such amounts from any payments (including, without limitation Shares which would otherwise be issued to the Non-Management Director pursuant to the Award; provided that, to the extent desired for GAAP purposes, such withholding shall not exceed the statutory minimum amount required to be withheld) to be made to the Participant. In any event, the Non-Management Director shall make available to the Company, promptly when requested by the Company, sufficient funds or Shares to meet the requirements of such withholding and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company out of any funds or property due to the Non-Management Director.

14. Expenses of the Plan. All costs and expenses of the adoption and administration of the Plan shall be borne by the Company and none of such expenses shall be charged to any director.

15.    Miscellaneous. Nothing contained herein shall entitle a Non-Management Director to continue in office or limit the authority of the Nominating and Governance Committee to recommend that any Non-Management Director should no longer serve as a member of the Board.
A.    Nothing contained herein shall entitle a Non-Management Director to continue in office or limit the authority of the Nominating and Corporate Governance Committee to recommend that any Non-Management Director should no longer serve as a member of the Board.
B. The Shares awarded under the Plan shall be issued out of treasury Shares or authorized but unissued Shares.
C. The Plan shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply.

ENTERPRISE FINANCIAL SERVICES CORP 150 NORTH MERAMEC AVE CLAYTON, MO 63105

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ENTERPRISE FINANCIAL SERVICES CORP
The Board of Directors recommends you vote FOR the following:
Vote on Directors
1	Election of Directors
	Nominees:
	1)	Michael A. DeCola	8)	Nevada A. Kent, IV
	2)	James F. Deutsch	9)	James B. Lally
	3)	John S. Eulich	10)	Anthony R. Scavuzzo
	4)	Robert E. Guest, Jr.	11)	Eloise E. Schmitz
	5)	James M. Havel	12)	Sandra A. Van Trease
	6)	Judith S. Heeter
	7)	Michael R. Holmes

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR Proposals A, B, C and D:
		For	Against	Abstain
2	Proposal A, approval of an Amendment to our Certificate of Incorporation, as amended, to Increase Number of Authorized Shares of Common Stock.	☐	☐	☐
		For	Against	Abstain
3	Proposal B, approval of an Amendment to Stock Plan for Non-Management Directors to Increase Authorized Shares for Award under the Plan.	☐	☐	☐
		For	Against	Abstain
4	Proposal C, ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
		For	Against	Abstain
5	Proposal D, an advisory (non-binding) vote to approve our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Signature (Joint Owners)
Date	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 29, 2019 – 5:00 p.m., local Central time
Ritz-Carlton Amphitheater
100 Carondelet Plaza
St. Louis, Missouri 63105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James B. Lally and Keene S. Turner, or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the stockholder(s) would be entitled to vote on all matters that properly come before the 2019 Annual Meeting and at any adjournment or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the stockholder(s) on the reverse side of this proxy card. This Proxy card, when properly executed will be voted as directed. If this Proxy card is signed and returned by the stockholder(s) and no specifications are indicated, the proxies are authorized to vote “FOR” the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, and “FOR” Proposals A, B, C and D. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2019 Annual Meeting and at any adjournments or postponements.

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN

This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the “Savings Plan”) to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on May 23, 2019, will be voted by the Savings Plan trustees as directed.